                                                                   EXHIBIT 10.17

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

Transact Technologies Inc., with a location at 7 Laser Lane, Wallingford, CT 06492 (hereinafter "Customer") agrees to purchase and Oki Data Americas, Inc., with a location at 2000 Bishops Gate Boulevard, Mt. Laurel, New Jersey 08054-4620 (hereinafter "Oki Data") agrees to sell the printer kits and related consumables (hereinafter "Products") indicated in Exhibit A, and spare parts for Products (hereinafter "Spare Parts") indicated in Section 17 herein based on the terms and conditions of this Agreement.

1.   TERM OF AGREEMENT

The term of this Agreement shall be one (1) year commencing on June 8, 2005 (hereinafter "Effective Date") and shall automatically renew for additional one
(1) periods unless terminated by either party as follows: (i) by providing written notice at least thirty (30) days prior to the end of then current term, or (ii) in accordance with the provisions of Section 9 herein.

2.   CUSTOMER ORDERS

Purchases of Product and Spare Parts by Customer will be made through individual written purchase orders (hereinafter "Purchase Orders") issued to and accepted by Oki Data. Purchase Orders for Products may be issued to Oki Data for either of the following purposes as specified by Customer:

     A. Safety Stock Order Requirement - Products ordered for this purpose will be initially delivered to Oki Data's warehouse in Mt. Laurel, NJ and held at that location pending subsequent release orders (hereinafter "Release Order(s)") by Customer to have the Products delivered to Customer's location at 20 Bomax Drive, Ithaca, NY 14850 (hereinafter "Designated Location"). Customer must issue a Release Order to take delivery of all Products remaining in Safety Stock by March 31 of any calendar year.

     B. Regular Order Requirement - Products ordered for this purpose will be shipped directly to Designated Location.

     C. Annual Order for Stock Balancing Printer Kits (Refer to Exhibit A) - Products ordered for this purpose will be shipped directly to Designated Location.

3.   QUANTITY OF PRODUCT

During each then current term of this Agreement, Customer anticipates purchasing an annual total of [*] printer kits from Oki Data.

4.   PRICES, ORDER QUANTITIES, AND DELIVERY TERMS

     A. The unit prices and order quantities for Products are as set forth in Exhibit A. Such prices are based on the delivery term "FOB Oki Data's Designated Shipping

          [*]  Confidential treatment requested.

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

     Facility (Mt. Laurel, NJ)". Under this delivery term, Customer will be responsible for all freight and transportation costs on a "freight collect" basis. Risk of loss and title to all Products will pass to Customer upon deliver to Customer's carrier at Oki Data's Shipping Facility. Oki Data may change the unit price and/or order quantities by providing Customer with at least one-hundred eighty (180) days advance written notice of any such change.

     B. The unit prices and order quantities for Spare Parts shall be as set forth in Section 17 herein. Such prices are based on the delivery term "FOB Oki Data's Designated Shipping Facility (Mt. Laurel, NJ)". Under this delivery term, Customer will be responsible for all freight and transportation costs on a "freight collect" basis. Risk of loss and title to all Spare Parts will pass to Customer upon deliver to Customer's carrier at Oki Data's Shipping Facility.

     C. Oki Data warrants that the prices, terms and conditions offered under this Agreement are no less favorable than those offered to other OEM customers of Oki Data buying similar products in similar quantities. Should Oki Data decrease the price of like products to its other OEM customers, any such decrease will be passed on to the Customer to the extent that Oki Data offers the same price reduction to its other customers, procuring the same volumes and who are similarly situated. Price decreases do not include marketing programs or price changes that Oki Data may offer through its other channels of distribution, including, but not limited to, spiffs, rebates, one time offers and or marketing incentives.

5.   DELIVERY LEAD TIMES & ORDER CANCELLATION

     A. Deliveries pursuant to each Purchase Order for Products, applicable to either Safety Stock or Regular Order Requirements, shall be made on a best effort basis and typically within one hundred and twenty (120) days after receipt of such Purchase Order by Oki Data. Deliveries from Safety Stock to Designated Location shall be made within five (5) business days of Oki Data's receipt of Customer's Release Order.

     B. Deliveries pursuant to each Purchase Order for Spare Parts shall be made on a best effort basis and typically within thirty (30) days after receipt of such Purchase Order by Oki Data.

     C. All Purchase Orders issued by Customer can not be cancelled except if Customer Provides Oki Data with a written cancellation request within five
     (5) business days of the Purchase Order date.

                  Oki Data Americas, Inc. - OEM Sales Agreement

6.   CUSTOMER FORECASTS

By the tenth (10th) day of each calendar month, Customer shall furnish to Oki Data a written non-binding forecast of its requirements for Products for the ensuing twelve (12) month period.

7.   PAYMENT

     A. Payment for Products and Spare Parts purchased hereunder shall be made by Customer within thirty (30) days from Oki Data's invoice date. Interest shall accrue thereafter at the rate of one and one-half (1.5%) percent per month on the unpaid balance.

     B. Prices for Products and Spare Parts are exclusive of any sales, use, property, and like taxes. Any such tax Oki Data may be required to collect or pay upon the sale or delivery of the Products or Spare Parts shall be promptly reimbursed by Customer.

8.   PATENT INDEMNITY

     A. Oki Data shall defend or settle any suit or proceeding brought against Customer to the extent that such suit or proceeding is based on a claim that Products manufactured to Oki Data's design and purchased hereunder constitute an infringement of an existing United States Patent, provided Oki Data is notified promptly in writing and given complete authority, information and assistance required for defense of same, and Oki Data shall pay all damages and costs awarded as a result thereof against Customer. Oki Data, however, shall not be responsible for any cost, expense, or compromise incurred or made by Customer without Oki Data's prior written consent.

     B. In the event any Product furnished hereunder is, in Oki Data's opinion, likely to or does become the subject of a claim of infringement of a patent, Oki Data may, at its option and expense, procure for Customer the right to continue using the Product, replace same with a non-infringing Product of similar capability, or modify the Product so it becomes non-infringing. If, in Oki Data's opinion, none of the foregoing alternatives is reasonably available to Oki Data, Oki Data may terminate this Agreement forthwith by written notice to Customer and, upon return or disposal of the Product in accordance with the written instructions of Oki Data, refund the price paid by Customer, less straight line depreciation on the basis of a

                  Oki Data Americas, Inc. - OEM Sales Agreement

     five (5) year life of the Product.

     C. Oki Data shall have no responsibility or liability for any claim of infringement (i) arising out of the use of its Products in combination with non-Oki Data products, or (ii) if such infringement arises out of Products manufactured to Customer's design, or (iii) if such infringement arises as a result of a customer modification to the Products.

     D. The foregoing states the entire liability of Oki Data with respect to infringement of any patent by the Products of Oki Data or any parts thereof and, anything herein to the contrary notwithstanding, Oki Data's liability to Customer hereunder shall in no event exceed the total price plus taxes and other associated charges paid to Oki Data by Customer for each infringing Product purchased pursuant to this Agreement.

9.   TERMINATION

This Agreement may be terminated or canceled as follows:

     A. By either party at any time if the other party violates any provision of this Agreement. The defaulting party shall have a period of thirty (30) days from the date of receipt of written notice from the non-defaulting party describing the default within which to remedy the default. Should Customer be the defaulting party, Oki Data, during the aforesaid thirty
     (30) day period, shall be relieved of any obligations imposed on it by this Agreement until the default is cured. The termination shall become effective at the end of the thirty (30) day period if the defaulting party has failed to remedy the default.

     B. If either party (i) admits in writing its inability to pay its debts generally as they become due, or (ii) makes an assignment for the benefit of its creditors, or (iii) institutes or consents to the filing of a petition in bankruptcy, whether for reorganization or liquidation, under federal or similar applicable state laws, or (iv) is adjudged bankrupt or insolvent by a court having jurisdiction, then in either of such events, the other party may, by written notice, immediately terminate this Agreement.

     C. Customer's obligation to pay for all Products and Spare Parts received by it hereunder shall survive termination of this Agreement. Moreover, should termination be effected by Oki Data for any of the reasons set forth in this Section 9 at Oki Data's option, Customer shall be liable for the undelivered quantity of

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

     Products or Spare Parts.

10.  PACKAGING

Oki Data will package Products and Spare Parts in accordance with accepted standard commercial practices for normal shipment considering the type of Products and Spare Parts involved in the transaction and the normal risks encountered in shipments thereof.

11.  COMPLIANCE WITH RoHS

With respect to individual components included in printer kits, Oki Data will comply with the European Union directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment (RoHS) in accordance with the schedule provided in Exhibit 8.

12.  LIMITATION OF LIABILITY

In no event will Oki Data be liable for loss of profits or incidental, special, or consequential damages arising out of any breach of obligations under this Agreement, nor will Oki Data be liable for any damages caused by delay in delivery of the Products being purchased hereunder.

13.  CUSTOMER'S VALUE ADD AND RESALE OF PRODUCTS

Customer warrants and represents that the Products purchased hereunder are for use and resale by Customer as part of, or as accessories to, equipment manufactured or assembled by Customer, or are modified by Customer so as to change the normal functionality of the Products as sold to Customer by Oki Data.

14.  EXPORT RESTRICTIONS

Customer warrants that it shall not at any time make or permit any export or re-export of Products or Spare Parts directly or indirectly to any country, without full compliance with United States export laws and regulations as issued by the United States Department of Commerce, Office of Export Administration, as amended from time to time, as those laws and regulations apply to Products, Spare Parts and all other things delivered to, or derived from things delivered to, Customer under this Agreement. Customer's failure to comply with the requirements of this provision constitutes an event of default giving Oki Data the right to terminate this Agreement immediately.

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

15.  CONFIDENTIALITY AND PROPRIETARY RIGHTS

Each party (including its agents and employees) warrants that it shall not disclose to any third party, or use or reproduce for any purpose whatsoever the Intellectual Property of the other party, and shall treat as proprietary the other parties trade secrets, technical data, methods, processes or procedures or any other confidential, financial, or business information or data obtained from the other party which the receiving party has access to or becomes aware of during the course of its performance of the OEM Purchase Agreement, without the prior written consent of the disclosing party.

Nothing herein shall limit Customer's use or dissemination of information not derived from Oki Data, or any information that was, or subsequently has been, made public by Oki Data. This obligation shall survive the cancellation or other termination of the OEM Purchase Agreement.

16.  WARRANTY

All Products and Spare Parts purchased under this Agreement are subject to a defect inspection warranty that expires thirty (30) days after delivery of same to Customer. During this period, Customer shall furnish Oki Data with a written description of any claimed defect. Oki Data shall then have the option to remedy the defect either at Customer's facility or at Oki Data's Repair Depot. If Oki Data elects the latter, it shall issue a Return Goods Authorization number (hereinafter "RGA") to Customer. No allegedly defective Product or Spare Part will be accepted by Oki Data without an RGA. Customer shall ship the defective Products or Spare Parts to Oki Data on a freight prepaid basis. Transportation costs for the return of a repaired or replacement Products or Spare Parts to the Designated Location shall be paid by Oki Data.

17.  SPARE PARTS

     A. Spare Parts for Products and their prices shall be listed in Oki Data's Suggested End-User Price List issued from time to time by Oki Data. Spare Parts will be available for a period of seven (7) years from the date of last delivery of Products under this Agreement and may be purchased by the issuance of a Customer purchase order acceptable to Oki Data. If Customer requires Spare Parts after they are no longer available from Oki Data, Oki Data available drawings or purchase specifications to assist Customer in obtaining the products from other sources. The documentation to be supplied will at do documentation to be supplied as is in existence at that time.

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

     B. The minimum order value for Spare Parts is fifty dollars ($50.00)

     C. Recommended End-User Spare Parts List (RSPL) will be issued from time to time by Oki Data. All spare parts pricing will be at [*] percent off list price with the exception of the following spare parts which will be at [*] off list price: Part Number 55080201, Main Controller Board, M90 Serial; and Part Number 40140601, M150 Serial I/F Board; and, Part Number 40297801, M150 Parallel I/F Board.

19.  GENERAL PROVISIONS

     A. All notices required to be given hereunder will be sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight courier, forwarded to the appropriate party at the address shown below, or at such other addresses as that party may, from time to time, advise in writing, and which have been received in the ordinary course of post.

     B. Neither party shall have the right to assign its rights or obligations under this Agreement except with the written consent of the other party, provided, however, that a successor in interest by merger, by operation of law, or by assignment, purchase of otherwise of the entire business of either party, shall acquire all interest of such party hereunder. Any prohibited assignment shall be null and void.

     C. The failure of either party to enforce at any time the terms, conditions, requirements, or any other provisions of this Agreement shall not be construed as a waiver by such party of any succeeding non-performance of the same term, condition, requirement or any other provision of this Agreement.

     D. The headings of paragraphs contained herein are for convenience and reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation thereof.

     E. The parties agree that if any portion of this Agreement shall be held illegal and/or unenforceable, the remaining portions of this Agreement shall continue to be binding and enforceable provided that the effectivity of the remaining portion of this Agreement would not defeat the overall business intent of the parties, or give one party any substantial financial benefit to the detriment of the other party.

     F. This agreement and its appendices shall be governed by the laws of the party against whom a claim is being made in any dispute, or if such claim is made in

*    Confidential treatment requested.

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

     litigation, by the laws of the state of the defendant.

     G. This Agreement constitutes the entire Agreement between the parties and supersedes all prior discussion either oral or in writing.

     H. The terms and conditions of this Agreement will prevail notwithstanding any variance with the terms and conditions of any order or release submitted by Customer, or any release acknowledgment returned by Oki Data. Except as expressly set forth in this Agreement, this Agreement shall not be deemed, or construed to be, modified, amended, rescinded, or canceled in whole or in part, except by written amendment executed by the parties hereto.

     I. Exhibit A, attached hereto, is hereby incorporated in this Agreement by this reference.

     IN WITNESS WHEREOF, the parties hereto have set their names on the dates hereinafter set forth.

TransAct Technologies, Inc.             Oki Data Americas, Inc.


Signature /s/ Andrew J. Hoffman         Signature /s/ John Insogno
          ---------------------------             ------------------------------
Name Andrew J. Hoffman                  Name John Insogno
Title SVP, Operations                   Title Contract Admin
Date 6/5/05                             Date 6/5/05

                  OKI DATA AMERICAS, INC. - OEM SALES AGREEMENT

      EXHIBIT A - PRODUCT DESCRIPTIONS, UNITS PRICES, AND ORDER QUANTITIES

                               MINIMUM ORDER
  DESCRIPTION    PART NUMBER      QUANTITY     UNIT PRICE
  -----------    -----------   -------------   ----------
PRINTER KITS:
M90                58238101       [*]             $[*]
M150P              40248402       [*]             $[*]
M150S              40248401       [*]             $[*]
M172P              58221401       [*]             $[*]
M172S              58221501       [*]             $[*]
ML 170lGT          40248403       [*]             $[*]

CONSUMABLES:
Ribbon-Black       52109401       [*]             $[*]
Ribbon- Purple     52108701       [*]             $[*]

STOCK BALANCING PRINTER KITS:

The regular Printer Kits listed in the above table contain and are packaged with the full compliment and quantity of individual components thereto. To accommodate Customer's stock balancing requirement, Customer may, not more than one time per year, issue a Purchase Order to Oki Data for Stock Balancing Printer Kits containing less than the full compliment and quantity of individual components (Customer to specify which components are to be removed from the regular Printer Kit to create the Stock Balancing Printer Kit). Oki Data's pricing for Stock Balancing Printer Kits will be [*] percent over the unit price of the applicable regular Printer Kit as indicated in the above table. The Minimum Order Quantity as indicated in the above table shall also apply for Stock Balancing Printer Kits.

*    Confidential treatment requested.